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                                                             EXHIBIT NO. 99.8(i)

                MASTER CLASS R2 ADMINISTRATIVE SERVICES AGREEMENT

MASTER CLASS R2 ADMINISTRATIVE SERVICES AGREEMENT dated this 15th day of August 2003, by and among Massachusetts Financial Services Company, a Delaware corporation (the "Administrator"), and each of the funds (or trusts acting on behalf of their series) identified from time to time on EXHIBIT A hereto (each a "Fund" and collectively the "Funds").

                              W I T N E S S E T H:

WHEREAS, the Administrator, either directly or through third parties, provides various administrative, recordkeeping and communication/educational services to retirement plans and retirement plan participants which invest in Class R2 shares of the Funds;

WHEREAS, the Funds desire to offer their Class R2 shares as funding options to retirement plans and retirement plan participants;

WHEREAS, the Funds recognize that the administrative services rendered by the Administrator benefit the Funds;

WHEREAS, in consideration for the Administrator's rendering these services to which the Funds benefit, the Funds are willing to provide compensation to the Administrator as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

1. ADMINISTRATIVE SERVICES. The Administrator shall render, directly or indirectly through third parties, some or all of the services specified in EXHIBIT B hereto, and such other services as reflected in future amendments to EXHIBIT B from time to time (the "Administration Services"). These Administrative Services include recordkeeping, tax reporting, account and communication/educational services for retirement plans and retirement plan participants which invest in Class R2 shares.

2. MAINTENANCE OF BOOKS AND RECORDS. With respect to the provision of Administrative Services, the Administrator will preserve for each Fund that is registered as a registered investment company with the Securities and Exchange Commission (the "SEC") all records required to be maintained as prescribed by the rules and regulations of the SEC in the manner and for the time periods prescribed by

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such rules. The Administrator agrees that all such records shall be the property and under the control of each Fund for which they are maintained and shall be made available, within five business days of any request therefor, to the Fund's Board of Trustees or auditors during regular business hours at the Administrator's offices. In the event of termination of this Agreement for any reason, all such records shall be returned, without charge, promptly to the appropriate Fund, free from any claim or retention of rights by the Administrator, except that the Administrator may retain copies of such records.

3. ADMINISTRATIVE FEE. In consideration for the rendering of the Administrative Services, each Fund shall pay the Administrator a fee equal on an annual basis of 0.25% attributable solely to the assets of the Fund's Class R2 shares (the "Administrative Fee"). In no event shall the Administrative Fee be used for the purpose of distributing or marketing fund shares, including but not limited to advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current account holders and the printing and mailing of sales literature. The Administrative Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Administrator on the second to last business day of each calendar month. If this Agreement becomes effective or terminates before the end of any calendar month, the Administrative Fee for the period from the effective date to the end of such calendar month or from the beginning of such calendar month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

     The governing board of each Fund will, on an annual basis, review the Administrative Services and the Administrative Fee (including the extent to which such Fee is greater or lesser than the Administrator's costs in providing such Services) and such other information as such board may reasonably request.

4. SCOPE OF ADMINISTRATIVE SERVICES; REGULATORY AND BUSINESS AND INDUSTRY PRACTICE DEVELOPMENTS. The Administrative Services to be furnished by the Administrator include only those services described on EXHIBIT B. In the event that because of regulatory developments, or new or modified business or industry practices, the Funds require services in addition to the Administrative Services, the Administrator will consider furnishing such additional services, with compensation for such additional services to be agreed upon with respect to each such occasion as it arises.

5. NON-EXCLUSIVITY. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

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6.   STANDARD OF CARE. Neither the Administrator, nor any of its directors, officers, stockholders, agents or employees, shall be liable or responsible to any Fund or its shareholders for any error of judgment, mistake of law or any loss arising out of any act or omission in the performance by the Administrator of its duties under this Agreement, except for liability resulting from (a) willful misfeasance, (b) bad faith, (c) in the case of Administration Services that do not involve the provision of legal advice, negligence, and, in the case of Administrative Services that involve the provision of legal advice, gross negligence, in each case on the Administrator's part or (d) from reckless disregard by the Administrator of its obligations and duties under this Agreement.

7. TERM, TERMINATION, AMENDMENT AND ASSIGNMENT. This Agreement shall begin on the date first written above and shall continue indefinitely. The Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by the Board of Trustees which oversees the Funds upon one hundred and twenty (120) days' written notice to the Administrator. This Agreement may be terminated by the Administrator with respect to any Fund at any time upon sixty
(60) days' written notice to the Fund. This Agreement may be amended at any time by a written agreement executed by each party hereto and may be assigned with respect to any Fund only with the written consent of the Fund and the Administrator.

8.   MISCELLANEOUS.

     a. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     b. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

     c. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     d. JOINDER OF FUNDS. In the event that additional funds are created from time to time which desire to retain the Administrator to provide them with Administration Services pursuant to this Agreement, the Administrator and the additional fund may jointly amend Schedule A hereto to add the additional fund, and the additional fund shall thereafter be deemed a "Fund" for all purposes of this Agreement. The

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          consent of the other parties to this Agreement shall not be required to amend Schedule A hereto.

     e. SCOPE OF FUND'S OBLIGATIONS. A copy of the Declaration of Trust of each Fund (or trust of which the Fund is a series) organized as a Massachusetts business trust (each a "Trust"), is on file with the Secretary of State of The Commonwealth of Massachusetts. The Administrator acknowledges that the obligations of or arising out of this Agreement are not binding upon any of a Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest thereunder and hereunder. If this Agreement is executed by the Trust on behalf of one or more series of the Trust, the Administrator further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement. The Administrator also agrees that the obligations of each Fund hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affiliated, as of the date first written above.

                                      ON BEHALF OF THE FUNDS LISTED ON EXHIBIT A
                                      HERETO


                                      By:JOHN W. BALLEN
                                         ---------------------------------------
                                         John W. Ballen
                                         Trustee


                                      MASSACHUSETTS FINANCIAL SERVICES
                                      COMPANY


                                      By:KEVIN R. PARKE
                                         ---------------------------------------
                                         Kevin R. Parke
                                         President and Chief Investment Officer

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                                                           AS OF AUGUST 31, 2003

                                                                       EXHIBIT A

FUNDS

Massachusetts Investors Trust

Massachusetts Investors Growth Stock Fund

MFS Government Securities Fund

MFS Series Trust I
     MFS Core Growth Fund
     MFS New Discovery Fund
     MFS Research Growth and Income Fund
     MFS Research International Fund
     MFS Strategic Growth Fund
     MFS Technology Fund
     MFS Value Fund

MFS Series Trust II
     MFS Emerging Growth Fund

MFS Series Trust III
     MFS High Income Fund

MFS Series Trust IV
     MFS Mid Cap Growth Fund

MFS Series Trust V
     MFS Total Return Fund
     MFS Research Fund
     MFS International New Discovery Fund

MFS Series Trust VI
     MFS Global Equity Fund
     MFS Global Total Return Fund
     MFS Utilities Fund

MFS Series Trust VII
     MFS Capital Opportunities Fund

MFS Series Trust VIII
     MFS Global Growth Fund

MFS Series Trust IX
     MFS Bond Fund

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     MFS Intermediate Investment Grade Bond Fund
     MFS Limited Maturity Fund
     MFS Research Bond Fund

MFS Series Trust X
     MFS Aggressive Growth Asset Allocation Fund
     MFS Conservative Asset Allocation Fund
     MFS Growth Asset Allocation Fund
     MFS Moderate Asset Allocation Fund
     MFS New Endeavor Fund
     MFS Strategic Value Fund

MFS Series Trust XI
     MFS Mid Cap Value Fund

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                                                           AS OF AUGUST 31, 2003

                                                                       EXHIBIT B

                             ADMINISTRATIVE SERVICES

UNDERLYING INVESTMENT OPTIONS
     MFS Funds
     Non-MFS Funds
     Employer Stock & Guaranteed Investment Contracts (GICs)
     Self Directed Brokerage

ADMINISTRATION
PLAN SET-UP
     Design plan, provide & prepare plan document
     Submit IRS package (if necessary)
     Produce Summary Plan Description
     Review plan application
     Produce enrollment materials & forms
     Prepare enrollment kits
     Conduct plan educational meetings

PLAN SETUP FOR FINANCIAL CONVERSION
     Gather historical data
     Coordinate transfer of assets
     Gather census data and investment allocations

ON-GOING PLAN COMPLIANCE
     Review census/identify new entrants
     Annual & mid-year test for 401(k) and 401(m) discrimination
     Calculation and/or review of employer contributions
     Review elective deferrals for compliance with 402(g)
     Test for top-heavy plan
     5500 and attachments
     Summary annual report
     Review contributions for compliance with 415
     Compliance consulting
     Plan amendments/summary of material modifications

RECORDKEEPING
REVIEW, PROCESS, AND RECORD ALLOCATIONS OF:
     Employee contributions
     Employer ongoing contributions
     Employer year-end contributions
     Forfeitures
     Earnings and gains or losses

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     Investment changes

REPORTING AND DISCLOSURE
     Quarterly participant statements
     Roster turn around reports (optional)
     Transaction activity report
     Quarterly trust report
     Reconciliation of data, if needed

DISTRIBUTIONS
     Provide participant benefit packages
     Calculation of vested benefits
     Calculation and authorization of plan distributions
     Completion of electronic loan forms
     Calculation of loan amounts
     Loan amortization
     Tracking of loan repayments
     Issuance of checks
     Tax withholding/remittance to IRS, state, where applicable
     Preparation of Form 1099R

COMMUNICATION/EDUCATION MATERIALS
     Morningstar Clearfuture - Internet Guidance Tool
     On-going plan education materials
     Regulatory updates for plan sponsors

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